Exhibit 3.1

GENNEIA S.A.
BY-LAWS
ARTICLE ONE: NAME.
Under the corporate name “GENNEIA S.A.”, the company formerly known as “EMGASUD S.A.” shall continue to operate, which was registered with the Inspección General de Justicia on November 14, 1991, under number 9,623, Book 110, Volume A of Corporations (Sociedades Anónimas). Its registered office is located within the jurisdiction of the Province of Buenos Aires, and it may establish agencies and/or branches in any other jurisdiction within the country or abroad.
ARTICLE TWO: TERM.
The term of the Company shall be ninety-nine (99) years, counted from the date of registration of its articles of incorporation with the Inspección General de Justicia.
ARTICLE THREE: CORPORATE PURPOSE.
The Company may carry out, for its own account, for third parties, or in association with third parties, within Argentina and/or abroad, the following activities: (a) ELECTRIC ENERGY: through the production, generation, transformation, transportation, storage, distribution, and commercialization of electric energy, in accordance with and subject to the limitations established by the applicable regulations; (b) LIQUID AND GASEOUS HYDROCARBONS: through the exploration and exploitation of reservoirs, industrialization, transportation, storage, distribution, and/or commercialization of solid, liquid, and/or gaseous hydrocarbons and their direct and indirect derivatives; (c) DEVELOPMENT, ENGINEERING AND CONSTRUCTION SERVICES: through the development of projects, engineering, and construction associated with the electric sector (generation, transportation, storage, and distribution) and the hydrocarbons sector (gas pipelines, multipurpose pipelines, storage facilities), whether for the development of its own activities as described in subsections (a) and (b), and/or for third parties; (d) COMMERCIAL ACTIVITIES: through the purchase, sale, import, export, representation, assignment, consignments, transportation, distribution, and commercialization of goods related to and necessary for the performance of the activities described in subsections (a), (b), and (c), including the exercise or performance of representations, commissions, consignments, and mandates; (e) FINANCIAL ACTIVITIES: through financial operations in general; loans and/or capital contributions to companies for businesses carried out or to be carried out; granting of guarantees, sureties, and bonds in favor of third parties; purchase, sale, and management of shares, securities, and other marketable securities under any existing or future system or modality, with the exception of operations governed by Law No. 21,526 on Financial Entities; (f) INVESTMENT ACTIVITIES: through investment activities in ventures and companies of any nature, in accordance with the limits established by applicable laws and regulations and subject thereto; it may incorporate or participate in the incorporation of companies or acquire and maintain equity interests in existing or to-be-created companies in the Argentine Republic or abroad; participate in temporary unions, collaboration groups, joint ventures, and consortiums. The Company may also, for investment purposes, acquire, develop, and dispose of movable and immovable property of any kind, as well as encumber such property and lease, grant, or take such property under lease, concession, or leasing arrangements. For such purposes, the Company has full legal capacity to acquire rights, assume obligations, and carry out acts not prohibited by law or by these Bylaws that are necessary for the achievement of its corporate purpose.
ARTICLE FOUR: CAPITAL STOCK.
Until the effective admission of the Company to the public offering regime of the CNV and the effective issuance of the Company’s shares placed through public offering in the Argentine Republic and/or abroad, this article shall read as follows:
4.1. The capital stock amounts to $103,040,496, divided into: (a) 51,520,248 Class A common shares, in registered book-entry form, with a nominal value of $ 1 each and one (1) vote per share; and (b) 51,520,248 Class B common shares, in registered book-entry form, with a nominal value of $ 1 each and one (1) vote per share.
4.2. In the event of payment delay of capital contributions, the Board of Directors is empowered to proceed in accordance with Section 193 of the General Companies Law.
4.3. The capital stock may be increased by resolution of an Ordinary Shareholders’ Meeting up to five times its amount, pursuant to Section 188 of the General Companies Law.

As from the effective admission of the Company to the public offering regime of the CNV and the effective issuance of the Company’s shares placed through public offering in the Argentine Republic and/or abroad, this article shall read as follows:
4.1. The capital stock shall be represented by: (a) Class A common shares, with a nominal value of $ 1 each (par value $. 1 per share), entitled to five (5) votes per share; and (b) Class B common shares, with a nominal value of $ 1 each (par value $ 1 per share), entitled to one (1) vote per share, all of which shall be fully subject to the public offering regime of marketable securities established by Capital Markets Law No. 26,831, Regulatory Decree No. 471/2018, as amended and supplemented, or any similar regulation that may replace them in the future (the “Capital Markets Law”).
4.2. In the event of payment delay of capital contributions, the Board of Directors is empowered to proceed in accordance with Section 193 of the General Companies Law No. 19,550 (the “General Companies Law”).
4.3. The shares shall be recorded in accounts held in the name of their holders in an authorized register, which may be maintained by the Company, a bank, or a duly authorized depository, in accordance with the provisions of the General Companies Law. Transfers of shares must be recorded in such registers and must also comply with all applicable legal and regulatory requirements.
4.4. As long as the Company is authorized to make a public offering of its shares, the capital stock, as well as its evolution, shall be disclosed in the Company’s financial statements, prepared in accordance with applicable accounting standards, indicating the authorized amount, class and category of shares, their nominal value, and the number of votes per share.
ARTICLE FIVE: SHARES AND MARKETABLE SECURITIES.
Until the effective admission of the Company to the public offering regime of the CNV and the effective issuance of the Company’s shares placed through public offering in the Argentine Republic and/or abroad, this article shall read as follows:
5.1. The shares shall be book-entry shares, common or preferred, redeemable or non-redeemable, in accordance with the terms of their issuance. Common shares may be divided into two classes: Class A and Class B. Class A shares entitle their holders at all shareholders’ meetings to one (1) vote per share, unless otherwise provided by law. Class B shares entitle their holders at all shareholders’ meetings to one (1) vote per share. Preferred shares may grant the right to a preferential dividend, whether cumulative or non-cumulative, in accordance with the terms of their issuance. Preferred shares may be issued with or without voting rights. The Company may not issue multiple-vote shares.
5.2. The share register and the register of the Company’s bonds (except for bonds placed through public offering) shall be kept by the Company itself or by a Registration Agent, to be appointed by an Extraordinary Shareholders’ Meeting. Any entry or registration made in the Share Register or, if applicable, in the register of bonds of the Company shall be valid only if it bears, in addition to the signature of the Registration Agent (if applicable), the signature of at least one Regular Director and one Regular Syndic of the Company.
5.3. As long as the Company is authorized to publicly offer its shares, limitations on preemptive rights and accretion rights may apply in accordance with the General Companies Law and the Capital Markets Law, if so resolved by the shareholders’ meeting.
As from the effective admission of the Company to the public offering regime of the CNV and the effective issuance of the Company’s shares placed through public offering in the Argentine Republic and/or abroad, this article shall read as follows:
5.1. The Company may issue future capital increases consisting of shares identical to those outstanding or any other type of shares, to the extent permitted under applicable legislation. The corresponding issuance may be delegated to the Board of Directors within the time period established by applicable regulations.
5.2. To the extent permitted by applicable regulations and legislation, shares may be common or preferred, with or without an issuance premium, in accordance with the terms of their issuance. To the extent permitted by applicable regulations and legislation, shares may or may not have voting rights and may or may not grant a preferential dividend, whether cumulative or non-cumulative, in accordance with the terms of their issuance. Preferred shares shall grant the right to a preferential dividend, whether cumulative or non-cumulative, in accordance with the terms of their issuance and if permitted by applicable regulations and legislation. They may also be granted an additional participation in realized and liquid profits or any other equity preference permitted under applicable legislation.
5.3. In the event the Company is admitted to the public offering regime, its capital stock may be increased by resolution of an ordinary shareholders’ meeting, without any limitation. Each issuance of shares must be implemented in accordance with the rules of the Comisión Nacional de Valores (the “CNV”), as set

forth in General Resolution No. 622/2013, as amended and supplemented (together, the “CNV Rules”), the stock exchanges or authorized markets on which the Company’s shares are listed, and the Public Registry of Commerce. Any resolution approving a capital increase may be formalized by public deed if so resolved by the shareholders’ meeting on each occasion, and registered, if applicable, with the Public Registry of Commerce, in compliance with the legal provisions in force at the relevant time.
5.4. The shareholders’ meeting approving an issuance shall determine the characteristics of the shares to be issued and may delegate to the Board of Directors the timing of the issuance, the form and conditions of payment, as well as any other delegation permitted by law.
5.6. Shareholders shall have preemptive subscription rights to subscribe to each new issuance of shares, in proportion to their existing holdings, for which the legally required publications shall be made. Such preemptive rights may be exercised within the legally applicable time periods and may be limited or suspended in the cases provided for under applicable legislation. Likewise, shareholders shall have accretion rights, which may be limited or may not apply in the cases provided for under applicable legislation. To the extent permitted by applicable legal provisions, preemptive rights may be exercised through the applicable placement procedure, under the terms and conditions set forth by applicable legal provisions and as indicated in the relevant public offering prospectus. In such cases, and to the extent permitted by applicable legal provisions, accretion rights shall not apply.
5.7. The Company may issue, within or outside Argentina, bonds or other debt securities in accordance with applicable laws. Subject to being contemplated and permitted by applicable regulations, the issuance of non-convertible bonds may be resolved by the Board of Directors, without requiring approval by a shareholders’ meeting, in which case the Board of Directors shall determine, at the time of issuance, the form, guarantees, terms, and other conditions, in compliance with applicable legal provisions. The Company may issue other securities permitted under applicable legislation, whether or not convertible into shares. In the case of issuances of securities convertible into shares, shareholders shall have preemptive and/or accretion rights to the extent permitted by applicable legislation, and the shareholders’ meeting may limit such rights to the extent permitted by applicable legislation.
5.8. Subject to being contemplated and permitted by applicable regulations: (a) preemptive and accretion rights shall only be limited or suspended (i) in accordance with the provisions of this article or (ii) when the Extraordinary Shareholders’ Meeting approving each issuance of shares or convertible bonds resolves that preemptive rights shall not apply pursuant to Section 194 of the General Companies Law and the Capital Markets Law, in which case shareholders wishing to participate in the capital increase shall not have preemptive rights and the conditions for suspension of preemptive rights set forth in Section 197 of the General Companies Law shall not be required; and (b) in the case of capital increases consisting of shares or convertible bonds offered through public offering pursuant to the Capital Markets Law and subject to approval by the shareholders’ meeting approving each issuance, the preemptive right provided for in Section 194 of the General Companies Law, Section 11 of Law No. 23,576, and any future regulation replacing them, shall be exercised through the placement procedure determined in the relevant public offering prospectus, in accordance with Section 62 bis (i) of the Capital Markets Law, or any regulation replacing it in the future; granting to the holders of the shares and convertible negotiable obligations, beneficiaries of the preemptive right, priority in the allocation up to the number of shares corresponding to them based on their respective ownership percentages, provided that the purchase orders submitted by the shareholders or holders of convertible negotiable obligations, beneficiaries of the preemptive right, are submitted at the price resulting from the placement procedure or at a determined price equal to or higher than such subscription price determined in the public offering, and the accretion right shall not apply.
5.9. In accordance with applicable legal provisions, the shareholders’ meeting may approve the issuance of stock options or securities convertible into shares and may delegate to the Board of Directors the determination of the terms and conditions of their issuance, the rights they grant, and the determination of the option price and the price of the shares to which such options entitle their holders. The Board of Directors shall have broad authority to implement issuances of stock options or securities convertible into shares. The resolutions adopted by the shareholders’ meetings and the Board of Directors must be published and registered. Such options may be issued, as permitted by applicable legislation, in favor of members of the Board of Directors, officers, and employees of the Company or its subsidiaries, and/or in favor of third parties as determined by the relevant shareholders’ meeting, and may limit preemptive or accretion rights in accordance with the resolution adopted by the shareholders’ meeting and as permitted by applicable legislation in force at the relevant time.

ARTICLE SIX: RESTRICTIONS ON THE TRANSFER OF SHARES.
Until the effective admission of the Company to the public offering regime of the CNV and the effective issuance of the Company’s shares placed through public offering in the Argentine Republic and/or abroad, this article shall read as follows:
6.1. The shares of the Company may only be Transferred in accordance with the provisions of this Article. Any Transfer of shares carried out in violation of this Article shall be deemed null and void and shall have no effect whatsoever vis-à-vis the Company and its shareholders.
6.2. The shares of the Company may be freely Transferred in the following cases: (a) if they are Transferred by a shareholder to a Qualified Affiliate or to another shareholder within its same Class (or to a Qualified Affiliate of the latter); (b) if the Transfer is carried out through the enforcement of a Specified Pledge; (c) any transfer made as a consequence of the dispute resolution mechanism set forth in Article VI of the Shareholders’ Agreement; (d) any Transfer related to a Qualified Initial Public Offering; (e) any Permitted Pledge; and (f) the entry into Qualified Swaps (the Transfers indicated in subsections “(a)” through “(e)” above shall be referred to as “Permitted Transfers”).
6.3. Except in the cases of a Permitted Transfer, no share of the Company may be Transferred unless the Transfer is effected for consideration in money payable at the time of the Transfer of the shares, or in marketable securities readily negotiable into money to be delivered at the time of the Transfer of the shares.
6.4. No shareholder that is in breach of any of its obligations under these Bylaws or under any shareholders’ agreement it may have executed with the shareholders of the Company shall be entitled to exercise the Preemptive Right, the Tag-Along Right, or the Regulatory Preemptive Right.
6.5. (a) Except in the case of a Permitted Transfer, if a shareholder (individually or together with other shareholders of the same class of shares, the “Selling Shareholder”) wishes to Transfer to any person or persons (the “Third-Party Offeror”) all or part of its shares, such Selling Shareholder shall deliver a written notice (the “Offer Notice”) to the other shareholders (the “Notified Shareholders”), which shall specify: (i) the number of shares to be Transferred (the “Offered Assets”); (ii) the name of the Third-Party Offeror and the terms under which such Offered Assets are to be Transferred thereto; and (iii) the total consideration offered by the Third-Party Offeror for the Offered Assets, which shall be itemized as consideration per each ordinary share involved (the “Offered Consideration”). The delivery of the Offer Notice shall constitute an irrevocable offer by the Selling Shareholder to sell all, and not part, of the Offered Assets to the Notified Shareholders at the Offered Consideration and under the terms set forth in the Offer Notice (the “Preemptive Right”), pursuant to Clause “(b)” below.
(b) Each of the Notified Shareholders shall have, for a period of 30 (thirty) consecutive days after having been duly notified of the Offer Notice (the “Offer Period”), the right to notify in writing the Selling Shareholder, the other Notified Shareholders, and the Third-Party Offeror (the latter only in the case provided for in subsection (ii) below) of its intention to: (i) purchase its Pro Rata Portion of the Offered Assets and any Tag-Along Shares that may correspond thereto, for the same Offered Consideration and under the other terms and conditions set forth in the Offer Notice (the “Preemptive Right Notice”); or (ii) sell to the purchaser of the Offered Assets an amount equal to or less than the Tag-Along Shares to which it is entitled pursuant to Clause 6.6 “(b)” (the “Tag-Along Acceptance Notice”). Failure by any Notified Shareholder to deliver either a Preemptive Right Notice or a Tag-Along Acceptance Notice shall be deemed a waiver by such Notified Shareholder of its Preemptive Right and its Tag-Along Right with respect to the transaction described in the Offer Notice. Notwithstanding the foregoing, if for any reason the procedure set forth in this Article with respect to the Offered Assets must be initiated again by the Selling Shareholder, all Notified Shareholders shall again have the rights set forth herein.
(c) Each Notified Shareholder belonging to the class of ordinary shares to which the Selling Shareholder that delivered the Preemptive Right Notice belongs (each, a “Same-Class Notified Shareholder”) shall, within 15 (fifteen) consecutive days following the expiration of the Offer Period (the “Same-Class Deadline”), enter into an agreement (the “Same-Class Sale Agreement”) to purchase the Pro Rata Portion of the Offered Assets corresponding to it (as such Pro Rata Portion may be adjusted pursuant to Clause 6.6 “(b)”) and any Tag-Along Ordinary Shares whose Transfer has been requested pursuant to Clause 6.6 “(b)”, at the same Offered Consideration and under the other terms and conditions set forth in the Offer Notice. The Selling Shareholder shall not be required to make representations or warranties or grant indemnities to the Same-Class Notified Shareholders regarding the business of the Company. The parties to the Same-Class Sale Agreement shall deliver to the other shareholders a copy of the Same-Class Sale Agreement, and of any amendment or extension thereto, certified by a notary public, within 2 (two) business days following its execution, amendment or extension.
(d) In the event that: (i) upon expiration of the Offer Period there are no Same-Class Notified Shareholders; (ii) upon expiration of the Same-Class Deadline, the Same-Class Sale Agreement has not been executed; or (iii) the closing of the Transfer under the Same-Class Sale Agreement has not occurred on the date scheduled for such closing for any reason, except due to a breach by the Selling Shareholder of any of its covenants, representations or warranties set forth in the Same-Class Sale Agreement as a condition for such closing (the date on which any of the events set forth in subsections “(i)” through “(iii)” above occurs, the “Cross-Class Transfer Date”), each Notified Shareholder belonging to the other class of ordinary shares to which the Selling Shareholder belongs that delivered a Preemptive Right Notice during the Offer Period (each, a “Other-Class Notified Shareholder”) shall, within 15 (fifteen) consecutive days following the Cross-Class Transfer Date (the “Cross-Class Deadline”), enter into an agreement (the “Cross-Class Sale Agreement”) to purchase the Pro Rata Portion of the Offered Assets corresponding to it (as such Pro Rata Portion may be adjusted pursuant to Clause 6.6 “(b)”) and any Tag-Along Ordinary Shares whose Transfer has been requested pursuant to Clause 6.6 “(a)”, at the same Offered Consideration and under the other terms and conditions set forth in the Offer Notice. The Selling Shareholder shall not be required to make representations or warranties or grant indemnities to the Other-Class Notified Shareholders regarding the business of the Company. The parties to the Cross-Class Sale Agreement shall deliver to the other shareholders a copy of the Cross-Class Sale Agreement, and of any amendment or extension thereto, certified by a notary public, within 2 (two) business days following its execution, amendment or extension.
(e) In the event that: (i) upon expiration of the Offer Period there are no Same-Class Notified Shareholders nor Other-Class Notified Shareholders; (ii) there are no Other-Class Notified Shareholders and, upon expiration of the Same-Class Deadline, the Same-Class Sale Agreement has not been executed or the closing of the Transfer under the Same-Class Sale Agreement has not occurred on the scheduled closing date for any reason, except due to a breach by the Selling Shareholder of any of its covenants, representations or warranties set forth in the Same-Class Sale Agreement as a condition for such closing; (iii) upon expiration of the Cross-Class Deadline, the Cross-Class Sale Agreement has not been executed; or (iv) the closing of the Transfer under the Cross-Class Sale Agreement has not occurred on the scheduled closing date for any reason, except due to a breach by the Selling Shareholder of any of its covenants, representations or warranties set forth in the Cross-Class Sale Agreement as a condition for such closing (the date on which any of the events set forth in subsections “(i)” through “(iv)” above occurs, the “Free Transfer Date”), the Selling Shareholder may Transfer the Offered Assets to the Third-Party Offeror for consideration that shall in no event be less than the Offered Consideration and on terms no more favorable to the Third-Party Offeror than those set forth in the Offer Notice, subject to Clause 6.6 “(a)”. The Selling Shareholder’s right to sell the Offered Assets shall lapse, and the procedure and rights set forth in Clauses 6.5 “(a)” through 6.5 “(d)” above shall have to be initiated again, if the Company has not been notified, pursuant to Section 215 of the General Companies Law, of the transfer of the Offered Assets to the Third-Party Offeror within 30 (thirty) days following the Free Transfer Date or within the longer period applicable pursuant to Clause 6.7. The Selling Shareholder and the Third-Party Offeror shall deliver to the other shareholders a copy of the agreement evidencing the Transfer, and of any amendment or extension thereto, certified by a notary public, within 2 (two) business days following its execution, amendment or extension.
6.6. (a) Upon the delivery by the Selling Shareholder of an Offer Notice in accordance with Clause 6.5 “(a)” above, each Notified Shareholder that has delivered a Tag-Along Acceptance Notice (the “Tag-Along Shareholder”) shall have the right (the “Tag-Along Right”) to Transfer to the Third-Party Offeror or to the Notified Shareholders that have exercised the Preemptive Right, as provided in Clause 6.5 above (the “Purchaser of the Offered Assets”), a number of ordinary shares (the “Tag-Along Shares”) determined in accordance with Clause 6.6 “(b)” below, for consideration equal to the Offered Consideration and on the other terms set forth in the Offer Notice. Tag-Along Shareholders that do not belong to the class to which the Selling Shareholder belongs shall not be entitled to exercise the Tag-Along Right if the Preemptive Right is exercised by any Notified Shareholder of the same class. The Selling Shareholder shall not be required to make representations or warranties or grant indemnities relating to the business of the Company to any Purchaser that is a shareholder of the Company.
(b) In the event that the Purchaser of the Offered Assets is willing to acquire all of the Offered Assets and all of the shares of the Company that the Tag-Along Shareholders elect to Transfer pursuant to the Tag-Along Acceptance Notice, such offered shares and Tag-Along Shares shall be Transferred to the Purchaser of the Offered Assets. In the event that the Purchaser of the Offered Assets is not willing to acquire all of the Offered Assets and all of the Tag-Along Shares that the Tag-Along Shareholders elect to Transfer pursuant to the Tag-Along Acceptance Notice, then both the Selling Shareholder and each Tag-Along Shareholder shall have the right to Transfer to the Purchaser of the Offered Assets a number of ordinary shares equal to the number of ordinary shares that the Purchaser of the Offered Assets is willing to acquire (which shall not be less than the number of ordinary shares included in the Offer Notice) multiplied by a fraction, the numerator of which shall be the total number of ordinary shares owned by the Selling Shareholder or by each Tag-Along Shareholder, as applicable, and the denominator of which shall be the total number of ordinary shares owned by the Selling Shareholder and all Tag-Along Shareholders entitled to exercise the Tag-Along Right.

(c) The closing of the Transfers of the Offered Assets and of the Tag-Along Shares to the Purchaser of the Offered Assets shall occur simultaneously and shall be mutually conditional.
6.7. The time periods to consummate the Transfers referred to in Clauses 6.5 and 6.6 above shall be extended, if necessary, to the tenth day following the obtainment of any approvals required for such Transfers from the Governmental Authorities. In no event shall the extension of the time periods referred to herein exceed 270 (two hundred seventy) days. The Selling Shareholder, the Notified Shareholders and the Tag-Along Shareholders shall mutually cooperate and shall use their commercially reasonable best efforts to make the required filings, give all notices and obtain all consents, authorizations, approvals and waivers that may be required by the Governmental Authorities in connection with the Transfers.
6.8. (a) In the event that: (i) any Governmental Authority rejects the acquisition of all or part of the shares acquired pursuant to an Acquisition Agreement (each of the shares subject to such transactions, the “Shares Subject to Acquisition”) or imposes burdensome conditions for such approval (either of such situations, a “Rejection”); (ii) any Regulatory Authority has indicated to a shareholder that it is reasonably probable that they will resolve a Rejection; or (iii) any Governmental Authority has not expressly approved the acquisition by any shareholder of Shares Subject to Acquisition without imposing burdensome conditions for such approval on or prior to June 4, 2017, then, in each case, any Transfer (the “Regulatory Transfer”) made by any shareholder or any acquirer of such shareholder’s ordinary shares (the “Regulatory Transferors”) to any person (the “Regulatory Acquirer”) until March 4, 2018, shall be governed by this Clause 6.8 and not by Clause 6.5.
(b) If a Regulatory Transferor wishes to carry out a Regulatory Transfer to a Regulatory Acquirer, such Regulatory Transferor shall give reliable notice, on the same day, to the other shareholders (the “Regulatory Notified Shareholders”) containing the same information required for the Offer Notice under Clause 6.5 “(a)” (the “Regulatory Offer Notice”), for which purpose any reference contained in that Clause to the Selling Shareholder and the Third-Party Offeror shall be deemed to refer to the Regulatory Transferor and the Regulatory Acquirer, respectively, provided that the Regulatory Offer Notice shall not be required to include the obligation of the Regulatory Acquirer to purchase shares of the Company from the Regulatory Notified Shareholders, as provided in Clause 6.6 “(a)”. The delivery of the Regulatory Offer Notice shall constitute an irrevocable offer by the Regulatory Transferor to sell all, and not part, of the shares it owns (the “Regulatory Shares”) to the Regulatory Notified Shareholders, at a price equal to the greater of: (i) the Offered Consideration identified in the Regulatory Offer Notice; and (ii) the amount of US$ 3.8819 per Class A ordinary share and US$ 3.8819 per Class B ordinary share, plus, in both cases, the amount necessary for the Regulatory Transferor to receive an internal rate of return on the Regulatory Shares equal to 20% (twenty percent) nominal per annum (the “Regulatory Consideration”), and on the other terms set forth in the Regulatory Offer Notice (the “Regulatory Preemptive Right”).
(c) Each of the Regulatory Notified Shareholders shall have, for a period of 15 (fifteen) consecutive days after having been duly notified of the Regulatory Offer Notice (the “Regulatory Offer Period”), the right to notify the Regulatory Transferor in writing of its intention to purchase its Pro Rata Portion of the Regulatory Shares for the same Regulatory Consideration and on the other terms and conditions set forth in the Regulatory Offer Notice (the “Regulatory Preemptive Right Notice”).
(d) Each Regulatory Notified Shareholder that has delivered a Regulatory Preemptive Right Notice during the Regulatory Offer Period (each, a “Regulatory Notified Purchasing Shareholder”) shall, within 15 (fifteen) consecutive days following the expiration of the Regulatory Offer Period (the “Regulatory Deadline”), enter into an agreement (the “Regulatory Sale Agreement”) to purchase the Pro Rata Portion of the Regulatory Shares corresponding thereto, for the same Regulatory Consideration and on the other terms and conditions set forth in the Regulatory Offer Notice. The Regulatory Transferor shall not be required to make representations or warranties or grant indemnities relating to the business of the Company to the Regulatory Notified Purchasing Shareholders.
(f) In the event that: (i) upon expiration of the Regulatory Offer Period there are no Regulatory Notified Purchasing Shareholders; (ii) upon expiration of the Regulatory Deadline the Regulatory Sale Agreement has not been executed; or (iii) the closing of the Transfer under the Regulatory Sale Agreement has not occurred on the date scheduled for such closing for any reason, except due to a breach by the Regulatory Transferor of any of its covenants, representations or warranties set forth in the Regulatory Sale Agreement as a condition for such closing (the date on which any of the events set forth in subsections “(i)” through “(iii)” above occurs, the “Free Regulatory Transfer Date”), the Regulatory Transferor may Transfer the Regulatory Shares to the Regulatory Acquirer for consideration not less than that set forth in the Regulatory Offer Notice and on terms no more adverse to the Regulatory Acquirer than those set forth in the Regulatory Offer Notice. The Regulatory Transferor’s right to sell the Regulatory Shares shall lapse, and the procedure and rights set forth in this Clause 6.8 shall be required to be initiated again if the Regulatory Transferor has not sold the Regulatory Shares to the Regulatory Acquirer within 60 (sixty) days following the Free Regulatory Transfer Date.

6.9. If on or prior to June 4, 2017, any Class A or Class B Shareholder determines, in its sole discretion, that it is reasonably probable that it may be required to divest any of its shares of the Company as a result of any law, regulation or decision, in an existing or potential proceeding, then such Shareholder may Transfer all, and not part, of the shares of the Company that it owns (the “Transferred Interest”), in each case without complying with Clauses 6.5, 6.6 and 6.8 hereof, to a single person (the “25% Holder”), provided that: (i) such Class A or Class B Shareholder retains, directly or indirectly, not less than 75% (seventy-five percent) of all economic interests and risks associated with such Transferred Interests (the “Retained Economic Interest”); (ii) any transfer of the Retained Economic Interest, the voting rights and record ownership of the Retained Economic Interest (the “Remaining Interest”), or the economic and voting rights and record ownership of the 25% Holder (the “25% Interest”) shall be subject to the transfer restrictions set forth in this Article Six, as if the Retained Economic Interest, the Remaining Interest or the 25% Interest were shares of the Company; (iii) the Retained Economic Interest, the Remaining Interest and the 25% Interest may not be Transferred separately; and (iv) while such Class A or Class B Shareholder holds the Retained Economic Interest, such Class A or Class B Shareholder shall guarantee the obligations of the 25% Holder.
6.10. (a) In the event that any holder of Class A or Class B ordinary shares acquires ordinary shares of the Company of a different Class from the one already held by such shareholder, the shares acquired by such Class A or Class B shareholder shall be automatically converted into the Class of shares already held by such acquiring shareholder.
(b) In the event that a Third-Party Offeror that offered to acquire and acquired Class A shares also acquires Class B shares through the exercise of the Tag-Along Right by Notified Shareholders belonging to Class B, such shares shall be converted into Class A shares. Likewise, if a Third-Party Offeror that offered to acquire and acquired Class B shares also acquires Class A shares through the exercise of the Tag-Along Right by Notified Shareholders belonging to Class A, such shares shall be converted into Class B shares.
As from the effective admission of the Company to the public offering regime of the CNV and the effective issuance of the Company’s shares placed through public offering in the Argentine Republic and/or abroad, this article shall read as follows:
ARTICLE SIX: ACKNOWLEDGMENT OF BYLAWS. CONVERSION. SPECIAL RIGHTS.
6.1. The subscription for and ownership of the shares of this Company implies knowledge and acceptance of its Bylaws, as well as adherence to and compliance with the resolutions adopted, within the scope of their authority, by the General Shareholders’ Meetings and/or the Board of Directors, without prejudice to the rights granted to shareholders by applicable legal provisions.
6.2. In the event of co-ownership, the unification of representation shall be required in order to exercise rights and comply with corporate obligations.
6.3. Class A shares shall be mandatorily converted into Class B ordinary shares, at a conversion ratio of one (1) Class B share for each one (1) Class A share of the Company, when a shareholder holding Class A shares wishes to carry out a transfer of Class A shares to other person(s) through: (i) the market, or (ii) off-market transactions, to the extent that the acquirer(s) is/are not, prior to such transfer, Class A shareholder(s) (or a Qualified Affiliate). Notwithstanding the foregoing, the conversion provided for in this Article shall not take place in the event of transfers carried out: (a) in favor of the original beneficiaries of those trusts that qualify as Class A shareholders; or (b) as a consequence of the enforcement of security interests granted over the Class A shares, provided that the final acquirer in such enforcement is a Class A shareholder or a Qualified Affiliate. For these purposes, the Class A shareholder, as a condition of the transfer subject to conversion, shall submit a conversion request to the Board of Directors, prior to the transfer, in respect of the portion of its holding of Class A shares to be converted into Class B shares, at a conversion ratio of one (1) Class B share for each one (1) Class A share of the Company. For such purposes, the Board of Directors shall, solely for the purposes of its implementation, take note of the conversion and shall meet within a maximum period of five (5) business days from receipt of the conversion request, in order to implement or instruct the implementation, immediately following such meeting, of the conversion of all or part of the requesting shareholder’s holdings into Class B ordinary shares.
Class B shares shall not change class by virtue of being subscribed for or acquired by shareholders holding Class A shares.
6.4. Special rights of Class A: The affirmative vote of two thirds of the Class A shares, regardless of the percentage of the share capital represented by such Class A shares, shall be required in order for the Company to validly resolve, whether at first or second call: the transformation, extension or continuation of the Company; the merger; the spin-off; the early dissolution of the Company; the transfer of the domicile abroad; a fundamental change of the corporate purpose; and the total or partial repayment of capital.

ARTICLE SEVEN: BOARD OF DIRECTORS.
Until the effective admission of the Company to the public offering regime of the CNV and the effective issuance of the Company’s shares placed through public offering in the Argentine Republic and/or abroad, this article shall read as follows:
7.1. The management of the Company shall be entrusted to a Board of Directors composed of 8 (eight) regular directors and an equal number of alternate directors, who shall hold office for the term of one fiscal year for which they are appointed.
7.2. The Board of Directors shall be composed as follows:
(a) So long as Class A shares and Class B shares each represent 50% (fifty percent) of the Company’s share capital, each class of shares shall be entitled to appoint half of the regular Directors and half of the alternate Directors.
(b) In the event that either Class A shares or Class B shares of the Company represent less than 50% (fifty percent) of the share capital, the members of the Board of Directors, both regular and alternate, shall be appointed by class of shares, with each class of shares being entitled to appoint one (1) regular Director and one (1) alternate Director for each relevant percentage of participation (the “Relevant Percentage of Participation”) that such class represents in the Company’s share capital, and an equal number of Directors on the Board of Directors of any subsidiary of the Company, as well as all successors to such regular and alternate Directors so appointed. The Relevant Percentage of Participation shall be determined by dividing 100 (one hundred) by the number of Directors comprising the Board of Directors. In the event that there are fractions of Relevant Percentages of Participation, the class whose fraction is closest to the Relevant Percentage of Participation shall be entitled to appoint the respective Regular Director and Alternate Director. Directors appointed by a class may only be removed without cause by the class that appointed them.
(c) If, for any reason, after the occurrence of any of the events set forth in subsection “(b)” above, any of the classes increases or decreases its participation in the share capital in such a manner that, by application of the Relevant Percentages of Participation, a change in the composition of the Board of Directors is required, the Board of Directors shall immediately — within 5 (five) business days of the occurrence of the relevant event — convene the corresponding special meeting of the relevant class of shares (or special meetings of classes, as applicable), in order for: (i) the Company’s Bylaws to be amended, if applicable; and (ii) such class or classes to appoint the Regular Directors and Alternate Directors to which they are entitled.
(d) In all cases in which changes to the composition of the Board of Directors are required pursuant to the clauses of this Article, the Board of Directors shall cause the Company to replicate, in the Company’s subsidiaries, the same composition of the Board of Directors as established herein, and shall appoint the individuals designated by the relevant class or, failing that, the same individuals appointed by the relevant class to the Company’s Board of Directors.
7.3. So long as Class A shares and Class B shares each represent 50% (fifty percent) of the Company’s share capital, Class B shares shall have the right to appoint or remove Jorge Pablo Brito as Chairman of the Board of Directors of the Company, while the Vice Chairman shall be appointed, removed or replaced by the Class A shares. If Jorge Pablo Brito resigns, is removed, becomes incapacitated, or does not wish to continue in his position as Chairman of the Board of Directors, the replacement Chairman shall be appointed or removed by the Class A shares, with the consent of the majority of the Class B shares, which consent may not be unreasonably withheld. It is further established that the Chairman of the Board of Directors must be an Argentine citizen, with recognized experience in the energy sector. In such case, the Vice Chairman shall be appointed, removed or replaced by the Class B ordinary shares, with the consent of the majority of the Class A shares, which consent may not be unreasonably withheld. In the event that Class A shares or Class B shares represent less than 50% (fifty percent) but more than 20% (twenty percent) of the share capital: (i) the Chairman shall be appointed at an Ordinary Shareholders’ Meeting by absolute majority vote; and (ii) the Vice Chairman shall be appointed by the Class A or Class B shares, whichever represents the majority percentage of the Company’s share capital and voting rights, for which purpose the Board of Directors shall immediately — within 5 (five) business days of the occurrence of the relevant event — convene such ordinary shareholders’ meeting. In the event that Class A shares or Class B shares represent less than 20% (twenty percent) of the share capital, the Chairman and the Vice Chairman shall be appointed at an ordinary shareholders’ meeting by absolute majority vote, for which purpose the Board of Directors shall immediately — within 5 (five) business days of the occurrence of the relevant event — convene such ordinary shareholders’ Meeting.
7.4. All Directors appointed, whether regular or alternate, shall hold office for one fiscal year and shall remain in office until their replacements are appointed. Alternate Directors who definitively assume office in replacement of Regular Directors shall hold office for the remaining term of the Regular Director being replaced. Directors of a given class may only be temporarily or definitively replaced by Alternate

Directors appointed by the same class. Alternate Directors shall be notified of all Board of Directors’ meetings and shall participate in all Board of Directors’ meetings and general or special Shareholders’ Meetings of the class to which they belong, in order to substitute for any absence of the Regular Directors of their class.
7.5. In the election of Regular and Alternate Directors, no class of shares shall have cumulative voting rights within the respective class, as provided for in Section 263 of the General Companies Law.
7.6. The Shareholders’ Meeting shall set the remuneration of the Board of Directors. In order to ensure the proper performance of their duties, each Regular Director shall provide a guarantee in favor of the Company in an amount not less than $ 300,000 (three hundred thousand pesos) and not greater than $ 1,000,000 (one million pesos), such amounts to be updated in accordance with applicable regulations. Such guarantee may consist of bonds, government securities or sums of domestic or foreign currency deposited with financial institutions or securities depositories to the order of the Company; or bank guarantees, surety bonds, or civil liability insurance policies in favor of the Company. The cost thereof shall be borne by each Director, and in no case may the guarantee be constituted by the direct contribution of funds to the Company’s treasury. Where the guarantee consists of deposits of bonds, government securities or sums of domestic or foreign currency, the conditions of its constitution shall ensure their unavailability for the duration of the statute of limitations applicable to any potential liability actions.
7.7. Subject to compliance with the following formalities, the Board of Directors may hold meetings even when its members are located in different geographic locations, by means of any system of simultaneous transmission of sound, images and words, whether currently existing or to be created in the future, subject to compliance with the formalities required by applicable regulations, which as of the date hereof provide that: (i) the system must guarantee free accessibility for all participants and allow simultaneous deliberation, ensuring participation with voice and vote of all members of the Board of Directors and of the Supervisory Committee, if applicable; (ii) meetings must be held through platforms allowing simultaneous audio and video transmission; (iii) for quorum purposes, both Directors physically present and those participating remotely shall be counted; (iv) the representative(s) of the Supervisory Committee present at the meeting shall record the regularity of the resolutions adopted; (v) the meeting held shall be transcribed in the relevant corporate book, and the Chairman shall propose the drafting of the minutes containing the deliberations and resolutions adopted, the names of Directors participating remotely, those present, and their votes with respect to each resolution adopted; (vi) once the text of the minutes has been agreed upon, the minutes of remote meetings shall be signed within 5 (five) business days of the meeting by the Chairman and a representative of the Supervisory Committee, who must record the regularity of the resolutions adopted; and (vii) the notice of meeting and its communication through the applicable legal and bylaw channels shall clearly and simply indicate the chosen means of communication and the method of access to enable such participation.
7.8. Any Director may request the Chairman or Vice Chairman to convene a Board of Directors’ meeting, and in the event of failure to comply with such request, the requesting Director may convene the meeting. Except in the case of Board meetings attended by all Directors, all notices of Board meetings shall be communicated in writing, in a reliable manner, by the Company or any Director to each Director at the addresses notified to the Company, with no less than 7 (seven) business days’ prior notice of the meeting date, unless, in the reasonable opinion of the Chairman or Vice Chairman, or as applicable of the requesting Director, it is necessary to hold the meeting on an urgent basis in order to avoid adverse effects on the Company’s interests, in which case such notice period shall be reduced to 3 (three) business days. The notice shall state the agenda to be discussed and shall be accompanied by the documentation to be addressed at the relevant meeting or by the documentation or informational material supporting the matters to be discussed that is necessary for analysis or requested by any Director. Any Director may request that items be added to the agenda by notifying the other Directors at least 5 (five) business days prior to the scheduled meeting date (or at least 2 (two) business days prior thereto in the event of a reduced notice period of 3 (three) business days), and in all cases attaching the relevant documentation or material.
7.9. Each Director may attend Board meetings accompanied by his or her legal, tax, fiscal, accounting or other advisors, and by a notary public, at his or her sole expense, provided that the attendance of such persons is notified by the relevant Director to the other Directors at least 2 (two) business days prior to the relevant meeting. Such persons shall have no voice or vote at the Board meeting.
7.10. (a) So long as Class A shares and Class B shares each represent 50% (fifty percent) of the Company’s share capital, the quorum for Board meetings shall be constituted by the presence of an absolute majority of Directors, including at least 2 (two) Directors nominated by the Class A shares and at least 2 (two) Directors nominated by the Class B shares, and all Board resolutions shall be adopted by the vote of an absolute majority of Directors, which must include at least 2 (two) Directors nominated by the Class A shares and at least 2 (two) Directors nominated by the Class B shares.

(b) In the event that Class A and Class B ordinary shares each represent more than 35% (thirty-five percent) but less than 50% (fifty percent) of the Company’s share capital, resolutions relating to Reserved Matters I shall require a quorum consisting of an absolute majority of Directors, including at least 2 (two) Directors nominated by the Class A shares and at least 2 (two) Directors nominated by the Class B shares, and shall be adopted by the vote of an absolute majority of the members of the Board, including at least the vote of 2 (two) Directors nominated by the Class A shares and 2 (two) Directors nominated by the Class B shares.
(c) In the event that Class A and Class B ordinary shares each represent 35% (thirty-five percent) or less but more than 20% (twenty percent) of the Company’s share capital, resolutions relating to Reserved Matters II shall require a quorum consisting of an absolute majority of Directors, including at least 1 (one) Director nominated by the Class A shares and at least 1 (one) Director nominated by the Class B shares, and shall be adopted by the vote of an absolute majority of the members of the Board, including at least the vote of 1 (one) Director nominated by the Class A shares and 1 (one) Director nominated by the Class B ordinary shares.
7.11. In no case shall the Chairman of the Board of Directors have a casting vote in the event of a tie in a Board vote.
7.12. The legal representation of the Company shall correspond to the Chairman of the Board of Directors. In the absence or incapacity of the Chairman, such representation shall correspond to the Vice Chairman of the Company, and in his or her absence, to the Director authorized for such purpose by the Board of Directors. The Board of Directors may authorize one or more Directors, for a fixed or indefinite term, to carry out specific acts, subject to the limitations set forth herein. Notwithstanding the foregoing, it is hereby declared that the Board of Directors shall be specifically responsible for: (i) complying with and enforcing the provisions of the Bylaws and the resolutions of the Shareholders’ Meetings; (ii) appointing and removing managers and attorneys-in-fact and setting their duties and remuneration; (iii) convening Ordinary and Extraordinary General Shareholders’ Meetings and Special Class Meetings; (iv) annually submitting to the General Shareholders’ Meeting the Management Report on the Company’s operations, Inventory, Balance Sheet and Profit and Loss Statement at the end of each fiscal year, and authorizing by special resolution the execution of such documents by one or more Directors, which documents shall be made available to shareholders no less than 20 days prior to their consideration by the Shareholders’ Meeting; (v) proposing to the General Shareholders’ Meeting the dividend to be distributed to shareholders and submitting for its consideration any other matters requiring shareholder approval; (vi) operating, depositing and withdrawing corporate funds with the Central Bank of the Argentine Republic, Banco de la Nación Argentina, Banco de la Provincia de Buenos Aires, Banco Ciudad de Buenos Aires, or other public or private banking institutions and financial corporations, whether in checking accounts, time deposits, custody accounts, savings accounts or any other form, including overdraft facilities, and for such purposes executing checks, drafts, promissory notes or other required documents; (vii) granting and receiving loans, with or without real or personal guarantees; (viii) participating in other joint stock companies; (ix) making use of credit in the manner it deems most convenient to the Company’s interests; (x) purchasing, selling, exchanging, assigning and leasing real estate, movable property, livestock, securities, instruments, rights and shares or any other assets, under such terms, prices, payment methods and conditions as it deems appropriate; (xi) granting general or special powers of attorney, to be exercised within or outside the country, and renewing or revoking them as it deems appropriate; (xii) issuing internal regulations; (xiii) resolving all matters of any nature with the broadest powers, including those set forth in subsections d, e, g, h, i, j, k, l and m of Section 375 of the Civil and Commercial Code and in Section 9 of Decree-Law No. 5965/63, subject only to the limitations expressly set forth in this Bylaws. The foregoing enumeration of certain powers of the Board of Directors shall not be construed as a limitation on the broad management authority granted to it by this Article in accordance with applicable legal principles.
As from the effective admission of the Company to the public offering regime of the CNV and the effective issuance of the Company’s shares placed through public offering in the Argentine Republic and/or abroad, this article shall read as follows:
7.1. (A) The direction and management of the Company shall be entrusted to a Board of Directors composed of nine (9) regular directors and an equal number of alternate directors.
(B) Directors shall renew their terms annually.
(C) Directors, both Regular and Alternate, may be re-elected indefinitely. When the Ordinary Shareholders’ Meeting is held on a date subsequent to the expiration of the term established for the Directors’ offices, such Directors shall validly continue in office until their replacements are elected.
7.2. The election of Directors shall be carried out by slate, in accordance with the rules set forth in this Article, provided that no shareholder or group of shareholders holding more than three percent (3%) of the share capital objects thereto. Otherwise, the election shall be carried out individually. Any shareholder or group of shareholders holding more than three percent (3%) of the share capital (each, a “Proponent”) may request the Board of Directors to disclose to the other shareholders the slate of candidates or the individual candidates that such shareholder or group of shareholders shall propose to the shareholders’ meeting for election. In the case of depositary banks having shares registered in their name, this rule shall apply with respect to the beneficial owners. For such purposes, the relevant slate, duly signed by the Proponent or its representatives, as applicable, shall be delivered to the Chairman of the Board of Directors, or whoever replaces him, at least five (5) business days prior to the date of the relevant shareholders’ meeting, for its official publication in the Bulletin of the Buenos Aires Stock Exchange at least two (2) days prior to the holding of such meeting. In order to facilitate the formation of slates and to record the names of candidates as from the date of the first notice convening the relevant shareholders’ meeting, an ad hoc book shall remain at the registered office of the Company, available to shareholders, in which the names of the slates or candidates proposed by shareholders requesting such registration shall be recorded. Likewise, the Board of Directors shall propose to the shareholders’ meeting a slate of candidates for election by slate or individually, should such method of election be objected to, whose names shall be communicated to all shareholders together with the slates proposed by the Proponents. Furthermore, no proposal for the election of Directors may be made prior to or during the shareholders’ meeting without submitting to the Company written evidence of acceptance of the position by the proposed candidates. The slate or individual, as applicable, obtaining the absolute majority of the shares present at the shareholders’ meeting shall be declared elected. If no slate obtains such majority, a new vote shall be held in which the two most voted slates or individuals shall participate, and the slate or individual obtaining the highest number of votes in such vote shall be deemed elected. The foregoing rules shall not prevent any shareholder present at the shareholders’ meeting from proposing candidates not included in the proposals circulated by the Board of Directors.
7.3. The Board of Directors shall validly meet with the presence of an absolute majority of its members and shall adopt resolutions by majority vote of those present. In the event of a tie, the Chairman’s vote shall not be a casting vote.
7.4. The Shareholders’ Meeting shall set the remuneration of the Board of Directors. In order to ensure the proper performance of their duties, the Regular Directors shall provide a guarantee in favor of the Company, which may consist of bonds, government securities or sums of domestic or foreign currency deposited with financial institutions or securities depositories to the order of the Company; or bank guarantees, surety bonds or civil liability insurance policies in favor of the Company, in an amount not less than the minimum amount required by applicable legislation. The cost of such guarantee shall be borne by each Director, and in no case may the guarantee be constituted by the direct contribution of funds to the Company’s treasury. When the guarantee consists of deposits of bonds, government securities or sums of domestic or foreign currency, the conditions of its constitution shall ensure their unavailability for as long as the statute of limitations applicable to any potential liability actions remains pending. The amount of the guarantee shall be the same for all Directors. The Company may take out directors’ and officers’ liability insurance for its Directors and managers to cover risks inherent to the performance of their duties.
7.5. Subject to compliance with the following formalities, the Board of Directors may hold meetings even when its members are located in different geographic locations, by means of any system of simultaneous transmission of sound, images and words, whether currently existing or to be created in the future: (i) the system must allow free accessibility to all participants and simultaneous deliberation; (ii) the system must allow participation with voice and vote of all members and of the supervisory body, if applicable; (iii) the representative must retain a digital copy of the meeting for a period of five (5) years, which shall be made available to any shareholder requesting it, except if the Company is authorized to make a public offering of its shares, in which case the recording of meetings shall be waived; (iv) for quorum purposes, both Directors physically present and those participating remotely shall be counted; (v) the representative(s) of the Supervisory Committee present shall record the regularity of the resolutions adopted. In all cases, the Board minutes shall reflect the type of participation of members attending remotely; (vi) the Chairman of the Board of Directors shall propose the drafting of the minutes containing the deliberations and resolutions adopted by the Board, the names of Directors participating remotely, those present, and their votes with respect to each resolution adopted; and (vi) once the text of the minutes of remote meetings has been agreed upon, such minutes shall be signed within five (5) days of the meeting, or within any shorter period required by applicable regulations.
7.6. The Board of Directors shall meet as often as necessary, at least once every three (3) months, or within a shorter period if deemed necessary by the Board due to prevailing circumstances, or when requested by any of its Regular Directors or by the Supervisory Committee. Meetings shall be convened in accordance with applicable legal provisions and shall be chaired by the Chairman or, as applicable, by the Vice Chairman, and in the absence of both, by the Director temporarily appointed as chairman ad hoc. Any Director may request the Chairman or Vice Chairman to convene a Board meeting, and in the event of non-compliance with such request, the requesting Director may convene the meeting. Except for Board meetings attended by all Directors, all notices of Board meetings shall be communicated in writing, in a reliable manner, by the Company or any Director to each Director and to the members of the Supervisory Committee at their respective addresses notified to the Company, with at least three (3) business days’ prior notice of the date of the meeting, unless, in the reasonable opinion of the Chairman or Vice Chairman, or as applicable of the requesting Director, it is necessary to hold the meeting urgently in order to avoid adverse effects on the Company’s interests, in which case such notice period may be reduced to one (1) business day (or entirely waived if all Directors attend the meeting). The notice shall state the agenda to be discussed and shall be accompanied by the documentation to be addressed at the relevant meeting or by the documentation or informational material supporting the matters to be discussed that is necessary for analysis or requested by any Director. Any Director may request that items be added to the agenda by notifying the other Directors and, in all cases, attaching the relevant documentation or material. On an exceptional basis, the Board of Directors may meet outside the jurisdiction of the Company’s registered office, provided that the Company’s interests are not adversely affected and provided that it is necessary to hold the meeting on an urgent basis, and that, due to the scheduling constraints of the members of the Board of Directors, it is necessary to hold such meeting of the Board of Directors outside the jurisdiction of the registered office of the Company.
7.7. Each Director may attend Board meetings accompanied by his or her legal, tax, fiscal, accounting or other advisors, and by a notary public, at his or her sole expense, provided that the attendance of such persons is notified by the relevant Director to the other Directors at least two (2) business days prior to the relevant meeting (except in cases of urgent meetings as provided in the preceding section). Such persons shall have no voice or vote at the Board meetings.
7.8. The legal representation of the Company shall correspond to the Chairman of the Board of Directors or whoever replaces him, in accordance with the provisions of these Bylaws. The Board of Directors may also delegate, to one or more of its members, the corporate representation for specific cases. The Vice Chairman shall replace the Chairman in cases of resignation, absence, incapacity, leave or recusal of the Chairman, whether temporary or permanent, without the need to evidence such circumstances. Executive functions may be entrusted to a General Manager appointed by the Board of Directors, who may or may not be a Director, and who shall be liable for the performance of his or her duties to the same extent and in the same manner as Directors. The position of Manager or Attorney-in-Fact shall be compatible with that of Director. Any remuneration corresponding to Managers and/or Attorneys-in-Fact shall be independent from any remuneration they may receive as Directors, if applicable.
7.10. The Board of Directors may authorize one or more Directors, for a fixed or indefinite term, to carry out specific acts, subject to the limitations set forth herein. Notwithstanding the foregoing, it is hereby declared that the Board of Directors shall be specifically responsible for: (i) complying with and enforcing the provisions of the Bylaws and the resolutions of the Shareholders’ Meetings; (ii) appointing and removing managers and attorneys-in-fact and setting their duties and remuneration; (iii) convening Ordinary and Extraordinary General Shareholders’ Meetings and Special Class Meetings; (iv) annually submitting to the General Shareholders’ Meeting the Management Report, Inventory, Balance Sheet and Profit and Loss Statement at the end of each fiscal year, and authorizing by special resolution the execution of such documents by one or more Directors, which documents shall be made available to shareholders within the minimum periods required by applicable legislation and regulations; (v) proposing to the General Shareholders’ Meeting the dividend to be distributed to shareholders and submitting for its consideration any other matters requiring approval; (vi) operating, depositing and withdrawing corporate funds with the Central Bank of the Argentine Republic, Banco de la Nación Argentina, Banco de la Provincia de Buenos Aires, Banco Ciudad de Buenos Aires, or other public or private banking institutions and financial corporations, in checking accounts, time deposits, custody accounts, savings accounts or any other form, including overdraft facilities, and executing the checks, drafts, promissory notes or other required documents; (vii) granting and receiving loans, with or without real or personal guarantees; (viii) participating in other joint stock companies; (ix) making use of credit as deemed convenient to the Company’s interests; (x) purchasing, selling, exchanging, assigning and leasing real estate, movable property, livestock, securities, instruments, rights and shares or any other assets under such terms, prices, payment methods and conditions as it deems appropriate; (xi) granting general or special powers of attorney, to be exercised within or outside the country, and renewing or revoking them as deemed appropriate; (xii) issuing internal regulations; (xiii) resolving all matters of any nature with the broadest powers, including those set forth in subsections d, e, g, h, i, j, k, l and m of Section 375 of the Civil and Commercial Code and in Section 9 of Decree-Law No. 5965/63, subject only to the limitations expressly set forth in these Bylaws. The foregoing enumeration of certain powers of the Board of Directors shall not be construed as a limitation on the broad management authority granted to it by this Article in accordance with applicable legal principles.
7.11. The Board of Directors may entrust the performance of administrative or technical functions to one or more Directors, with remuneration to be set by the Shareholders’ Meeting, which shall be charged to general expenses.

ARTICLE EIGHTH: SUPERVISORY COMMITTEE
Until the effective admission of the Company to the public offering regime of the CNV and the effective issuance of the Company’s shares placed through public offering in the Argentine Republic and/or abroad, this article shall read as follows:
8.1. The supervision of the Company shall be exercised by a Supervisory Committee composed of 3 (three) regular syndics and 3 (three) alternate syndics. Class A and Class B ordinary shares shall each be entitled to appoint one (1) regular syndic and one (1) alternate syndic. The third regular syndic and the third alternate syndic shall be appointed by the Ordinary General Shareholders’ Meeting, by absolute majority of the Company’s outstanding shares. The alternate syndics appointed by a Class of Shares or by the Ordinary General Shareholders’ Meeting shall exclusively replace the syndics of such Class or the syndic appointed by the Ordinary General Shareholders’ Meeting, as applicable, in the cases provided for in Section 291 of the General Companies Law (Ley General de Sociedades). The Supervisory Committee shall meet at least once (1) every three (3) months and may also be convened at the request of any of its members or of the Board of Directors. The meeting shall be held within five (5) days following the request submitted to the Chairman of the Supervisory Committee or to the Board of Directors, as applicable. All meetings shall be notified in writing to the address indicated by each syndic upon assuming office. The deliberations and resolutions shall be recorded in the corresponding minutes book. The Supervisory Committee shall validly meet with the presence of its three (3) members and shall adopt resolutions by majority vote, without prejudice to the rights granted by law to any dissenting syndic. The Supervisory Committee shall be chaired by a Chairman, elected from among its members by majority vote at its first meeting of each year. On such occasion, a replacement shall also be elected in the event of a vacancy for any reason. The Chairman shall represent the Supervisory Committee before the Board of Directors.
8.2. Subject to compliance with the following formal requirements, the Supervisory Committee may hold meetings even when its members are located in different geographical locations, through any means of simultaneous transmission of live audio, video and voice, whether currently existing or developed in the future, in accordance with the formalities required by applicable regulations, which as of the date hereof provide that: (i) the system must ensure unrestricted access for all participants to the meetings and allow for simultaneous deliberation, guaranteeing participation with voice and vote of all members of the Supervisory Committee; (ii) for quorum purposes, syndics physically present and those participating remotely shall both be counted; (iii) meetings must be held through platforms that allow for the simultaneous transmission of audio and video; (iv) meetings held in this manner shall be recorded in digital format; (v) the legal representative shall retain a digital copy of the meeting for a period of five (5) years, which shall be made available to the Comisión Nacional de Valores (“CNV”) and to any shareholder or duly authorized person who so requests; (vi) the representative(s) of the Supervisory Committee present at the meeting shall certify the regularity of the resolutions adopted; (vii) the meeting shall be transcribed into the corresponding corporate books, and the Chairman of the Supervisory Committee shall propose the wording of the minutes containing the deliberations and resolutions adopted, the names of the syndics who participated remotely, those present, and their votes with respect to each resolution adopted; (viii) once the text of the minutes of the remote meetings has been agreed upon, they shall be signed within five (5) business days following the meeting by the Chairman of the Supervisory Committee, who shall certify the regularity of the resolutions adopted; and (ix) the notice of the meeting and its communication through the applicable legal and by-law channels shall clearly and simply indicate the selected means of communication and the access method in order to enable such participation.
As from the effective admission of the Company to the public offering regime of the CNV and the effective issuance of the Company’s shares placed through public offering in the Argentine Republic and/or abroad, this article shall read as follows:
ARTICLE EIGHTH: SUPERVISORY COMMITTEE AND AUDIT COMMITTEE.
8.1. The supervision of the Company shall be exercised by a Supervisory Committee composed of three (3) regular syndics and three (3) alternate syndics.
8.2. The members of the Supervisory Committee shall hold office for three fiscal years.
8.3. The Board of Directors of the Company may propose candidates to form the Supervisory Committee to be elected by the Shareholders’ Meeting, whose names shall be communicated to all shareholders together with the lists proposed by the shareholders referred to above. The foregoing rules shall not prevent any shareholder present at a Shareholders’ Meeting from proposing candidates not included in the proposals circulated by the Board of Directors of the Company.
8.4. At its first meeting following the Ordinary General Shareholders’ Meeting, the Supervisory Committee shall elect, by majority of its members, its Chairman, as provided in Section 8.5 below. On such occasion, a replacement shall also be elected in the event of vacancy for any reason. Likewise, the members of the Supervisory Committee shall meet the requirement of being “independent”, if so required by applicable legislation. The Supervisory Committee shall meet with the frequency required for the performance of its duties and shall be validly constituted with the presence of at least two (2) members, whether in person and/or connected through simultaneous transmission of sound, images and words. Decisions shall be adopted by absolute majority vote, counting both members present and those participating remotely. In the event of a tie, the vote of the Chairman shall decide, or that of the Vice Chairman if acting as replacement. In the absence of one of its members, such member shall be replaced by his or her alternate. The resolutions of the Supervisory Committee shall be recorded in the relevant book within five (5) business days of the meeting and shall be signed by all members participating in the meeting, expressly stating the names of the members participating remotely and the means of transmission used for communication. The minutes shall record the statements of both members present and those participating remotely and their votes with respect to each resolution adopted.
8.5. The Supervisory Committee shall meet at least once every three months; it may also be convened at the request of any of its members or of the Board of Directors. Within five (5) days of the request being submitted to its Chairman or, as applicable, to the Board of Directors, the meeting must be held. All meetings shall be notified in writing to the address indicated by each syndic upon assuming office. Deliberations and resolutions shall be recorded in a minutes book. The Supervisory Committee shall meet with the presence of its members as provided in Section 8.4 above and shall adopt resolutions by majority vote, without prejudice to the rights granted by law to the dissenting syndic. It shall be chaired by a Chairman elected from among its members by majority vote at its first meeting of each year. On such occasion, a replacement shall also be elected in the event of vacancy for any reason. The Chairman shall represent the Supervisory Committee before the Board of Directors.
8.6. The members of the Supervisory Committee shall have the powers and duties assigned to them by the General Companies Law. The remuneration of the members of the Supervisory Committee shall be fixed by the Ordinary General Shareholders’ Meeting within the limits established by applicable law.
8.7. The Company shall have an Audit Committee as provided for in the Capital Markets Law and CNV regulations. The Audit Committee shall be composed of three regular Directors and an equal or smaller number of alternate Directors with experience in financial, accounting or business matters, who shall be appointed by the Board of Directors from among its members by simple majority. In accordance with regulations in force in Argentina, the majority of the members of the Audit Committee shall be independent, pursuant to the criteria established by applicable regulations, including CNV regulations, without prejudice to other rules applicable to the Company. The Shareholders’ Meeting may delegate to the Board of Directors the authority to set the Audit Committee’s budget. At its first meeting, the Audit Committee shall appoint a Chairman and a Vice Chairman, who shall replace the Chairman in cases of absence, impediment, incapacity or death. The Audit Committee shall meet at least once every three months, or more frequently at the request of any of its members. Meetings shall be convened by the Chairman or Vice Chairman, as applicable, by reliable notice served on each regular member at the address notified to the Company upon acceptance of office, with at least three (3) business days’ prior notice. The Audit Committee shall meet with the presence of an absolute majority of its members, whether in person and/or connected through simultaneous transmission of sound, images and words. Decisions shall be adopted by majority vote of the members participating in the meeting and those participating remotely. When each alternate member is appointed, it shall be recorded which regular member such alternate shall replace in the event of vacancy, and in case of vacancy in the Audit Committee, such vacancy shall be filled by the designated alternate member. The resolutions of the Audit Committee shall be recorded in the respective book and shall be signed by all the members participating in the meeting. The minutes shall expressly state the names of the members who have participated remotely, as well as the means of transmission used for communication with the members present. In the event of participation of members remotely, a member of the supervisory body shall record the regularity of the decisions adopted by the Audit Committee. The minutes shall record the statements of both the Directors present and those participating remotely, and their votes with respect to each resolution adopted. The remaining members of the Board of Directors and the members of the Supervisory Committee may attend the deliberations of the Audit Committee, with voice but without vote. The duties and powers of the Audit Committee shall be those indicated in the applicable rules and regulations in force for such purposes. The members of the Audit Committee shall hold office for the term fixed by the Board of Directors at the time of their appointment and may be reappointed indefinitely. Upon expiration of their term of office, the members of the Audit Committee shall continue in their positions until their replacements are appointed. The loss of the status of Director for any reason shall automatically result in removal as a member of the Audit Committee. The Audit Committee may adopt its own Internal Regulations and shall perform the functions and shall have the powers and authorities established in Article 110 of the Capital Markets Law, the CNV Rules and the remaining applicable regulations, or those that may replace them in the future, and those expressly assigned to it by the Shareholders’ Meeting or the Board of Directors, which shall be reflected in the aforementioned Internal Regulations.
8.8. In the event that the Extraordinary Shareholders’ Meeting decides to dispense with the Supervisory Committee in accordance with the applicable legislation and in compliance with the requirements imposed by the regulations in force for such purpose, the same meeting shall determine the date as from which the Supervisory Committee shall be dissolved and shall cease in its functions, and may determine that it shall cease in its functions immediately after it is notified of the resolution of the meeting by the Board of Directors of the Company, or may subject such effects to the expiration of a term or to the verification of a condition. In the event that the Supervisory Committee is replaced by the Audit Committee, the Audit Committee shall assume, as a collegiate body, the same functions and powers of the Supervisory Committee at the time of its replacement
8.9. The Board of Directors may create such committees as it deems appropriate for the conduct of the Company’s business (including a Nominations Committee, Compensation Committee and Compliance and Corporate Governance Committee), and shall have authority to appoint their members and respective Chairmen. Members of such committees may authorize another member of the respective committee to vote on their behalf by granting the relevant power of attorney in judicial, notarial or banking form.
ARTICLE NINTH: SHAREHOLDERS’ MEETINGS.
Until the effective admission of the Company to the public offering regime of the CNV and the effective issuance of the Company’s shares placed through public offering in the Argentine Republic and/or abroad, this article shall read as follows:
9.1. Shareholders’ Meetings may be convened simultaneously on first and second call, in the manner set forth in Article 237 of the General Companies Law, without prejudice to the provisions therein applicable in the case of a unanimous meeting. The meeting may be convened on second call for the same day, with an interval of not less than one hour from the time scheduled for the first call. In the event of successive calls, the provisions of the aforementioned Article 237 shall apply. Notwithstanding the foregoing, and except in the case of a unanimous meeting, all notices convening General Shareholders’ Meetings shall also be communicated in writing by the Company, in a reliable manner, to each of the shareholders at their respective addresses recorded in the Company’s Shareholders’ Register, at least twenty days prior to the date on which the relevant meeting is to be held, stating in such notice the agenda of the relevant meeting.
9.2. If the holders of all the shares of a given Class inform the Board of Directors of their decision to participate in a special Class Meeting and to vote unanimously on the matters to be considered, the Board of Directors shall, within three (3) business days of receipt of such request, convene the relevant meeting without publication of the notice, in accordance with the provisions of the last paragraph of Article 237 of the General Companies Law, on the date requested by such holders. If the Board of Directors, for any reason whatsoever, fails to convene the meetings as requested, such notice shall be given by the Supervisory Committee or, as the case may be, by the dissenting syndic.
9.3. The quorum and majorities of meetings, whether General Meetings or special Class Meetings, shall be governed by the provisions of Articles 243 and 244 of the General Companies Law, except as otherwise provided in this Article. Resolutions of General Meetings and special Class Meetings, as applicable according to their competence under the General Companies Law, in the cases provided for in this Article, shall be adopted in accordance with the majorities set forth herein:
(a) While Class A and Class B shares represent 50% (fifty percent) of the Company’s share capital, the quorum and the required majorities for meetings, whether ordinary or extraordinary, on both first and second call, shall be 70% (seventy percent) of the total shares entitled to vote. All resolutions, whether adopted at ordinary or extraordinary meetings, shall require the vote of shares representing 70% (seventy percent) of the total shares entitled to vote.
(b) If Class A or Class B ordinary shares represent less than 50% (fifty percent) of the total shares entitled to vote, the quorum for ordinary meetings shall be the majority of the shares entitled to vote and resolutions shall be adopted by a majority of the shares entitled to vote, whereas the quorum for extraordinary meetings shall be 60% (sixty percent) of the total shares entitled to vote on first call and more than a majority of the shares entitled to vote on second call, and resolutions shall be adopted by the absolute majority of the total shares entitled to vote (on both first and second call). Notwithstanding the foregoing, (y) to the extent that Class A or Class B ordinary shares represent more than 35% (thirty-five percent) but less than 50% (fifty percent) of the Company’s total share capital, resolutions relating to Reserved Matters I, whether such resolutions must be adopted at an ordinary or extraordinary meeting, on first or second call, shall require a quorum of 65% (sixty-five percent) of the total shares entitled to vote and shall be adopted by the vote of shares representing 65% (sixty-five percent) or more of the total shares entitled to vote; and (z) to the extent that Class A or Class B ordinary shares represent more than 20% (twenty percent) but less than 50% (fifty percent) of the Company’s total share capital, resolutions relating to Reserved Matters II, whether such resolutions must be adopted at an ordinary or extraordinary meeting, on first or second call, shall require a quorum of 80% (eighty percent) of the total shares entitled to vote and shall be adopted by the vote of shares representing 80% (eighty percent) or more of the total shares entitled to vote.

(c) All resolutions to be adopted at a Class Meeting shall require the vote of shares representing more than 50% (fifty percent) of the total shares of such Class, unless otherwise expressly provided.
(d) It is hereby clarified that all majority requirements set forth in this Article shall be calculated as a percentage of the total shares issued by the Company as of that date, and not as a percentage of the shares present or represented at the relevant General, Ordinary or Extraordinary, or Class Meeting.
9.4. Each shareholder may attend meetings accompanied by its legal, tax, fiscal, accounting or other advisors, and by a notary public, at its exclusive cost, provided that the attendance of such persons is notified by the relevant shareholder to the Company at least two (2) business days prior to the respective meeting. Such persons shall have no voice or vote.
9.5. Subject to compliance with the following formalities, Shareholders’ Meetings may be held remotely, even if their participants are located in different geographic locations, by means of any system of simultaneous transmission of sound, images and words, whether currently existing or to be created in the future, subject to compliance with the formalities required by the applicable regulations, which as of the date hereof provide that: (i) the system must guarantee free accessibility for all participants and allow for simultaneous deliberation, ensuring participation with voice and vote by shareholders, attending Directors, and the Supervisory Committee, if applicable; (ii) meetings must be conducted through platforms that allow simultaneous transmission of audio and video; (iii) for quorum purposes, shareholders physically present and those participating remotely shall be counted; (iv) the representative(s) of the Supervisory Committee attending the meeting shall verify that all shareholders are able to exercise their right to deliberate and vote throughout the meeting and shall ensure due compliance with legal, regulatory and bylaw provisions; (v) the meeting held in this manner shall be digitally recorded; (vi) the legal representative shall keep a digital copy of the meeting for a period of five (5) years, which shall be made available to the CNV and to any shareholder or duly authorized person upon request; (vii) the chairman of the meeting shall propose the drafting of the minutes reflecting the deliberations and resolutions adopted by the shareholders at the meeting, the names of the shareholders participating remotely, those physically present, the location from which they participated and the capacity in which they participated in the remotely held meeting, and their votes with respect to each resolution adopted; (viii) the meeting shall be transcribed in the corresponding corporate book, and once the text of the minutes has been agreed upon, they shall be signed within five (5) business days of the meeting by the Chairman, the shareholders designated for such purpose, and a representative of the Supervisory Committee, who shall certify the regularity of the resolutions adopted; (ix) the Share Deposit Book and Attendance Register shall record those shareholders or their representatives participating remotely, and such remote participants shall be exempt from signing said book, with the Chairman and a representative of the Supervisory Committee certifying by their signatures the presence of shareholders participating remotely; and (x) the notice of the meeting and its communication through the legally and statutorily required channels shall clearly and simply state the modality of the meeting, the means of communication chosen and the manner of access in order to allow such participation.
As from the effective admission of the Company to the public offering regime of the CNV and the effective issuance of the Company’s shares placed through public offering in the Argentine Republic and/or abroad, this article shall read as follows:
9.1. Any Shareholders’ Meeting, whether Ordinary or Extraordinary, shall be convened by the Board of Directors or, as the case may be, by the Supervisory Committee, in the cases provided by law or at the request of shareholders representing at least five percent (5%) of the share capital entitled to vote.
9.2. While the Company is authorized to make a public offering of its shares, Ordinary and Extraordinary Shareholders’ Meetings shall be convened in the cases provided for by the General Companies Law and/or the Capital Markets Law, as amended and supplemented.
9.3. On first call, meetings shall be announced by notices published in the Official Gazette of the Province of Buenos Aires and in a newspaper of general circulation in the Argentine Republic for five (5) days, with no less than twenty (20) calendar days’ and no more than forty-five (45) calendar days’ notice prior to the date set for the meeting, or such other minimum and maximum periods as may be established by the applicable regulations from time to time. The aforementioned periods shall be calculated from the date of the last publication. The notices shall comply with the requirements of Article 237 of the General Companies Law or those established by the applicable regulations. Ordinary Meetings on second call may be convened simultaneously with the first call to be held on the same day one hour after the time set for the first call, or within thirty (30) calendar days following the failure of the first call, as determined at the time of convening. In the latter case, notices shall be published for three days, with at least eight calendar days’ prior notice, or as established by the applicable regulations. Within the period required by applicable regulations prior to the meeting, the Board of Directors shall make available to shareholders at the Company’s registered office or by electronic means all relevant information concerning the meeting, the documentation to be considered and the Board’s proposals. Up to five calendar days prior to the date of Ordinary Meetings considering the annual financial statements, shareholders representing at least two percent (2%) of the share capital may submit comments or proposals at the registered office regarding the conduct of the Company’s business during the relevant fiscal year, for consideration by the meeting. Notices convening Extraordinary Meetings, whether on first or second call, shall be made in accordance with and within the time periods established by the General Companies Law and/or the Capital Markets Law, if applicable.
9.4. To the extent permitted by applicable law, meetings of any type may be held with shareholders present or connected with each other through other systems or channels of simultaneous transmission of sound, images and words, ensuring equal treatment of participants, such as videoconference or other similar means, provided that accreditation, registration, quorum, representation and simultaneous virtual participation requirements are met and immediacy in verbal communication and voting is ensured. Remote meetings shall comply with the relevant CNV regulations regarding the means and conditions required to provide security and transparency to the meeting. In addition, the holding of a remote meeting shall be notified to the CNV at least five business days in advance. The Supervisory Committee shall certify the regularity of the resolutions adopted. The Board of Directors shall establish the regulations and technical matters governing remote participation and its proper recording, in accordance with applicable regulations and the supervisory authority’s provisions. In all cases, such meetings shall maintain the same jurisdiction as that of the Company. The computation of the quorum of shareholders’ meetings held remotely shall include shareholders present through means of simultaneous transmission of sound, images and words, whether currently existing or to be created in the future, and in accordance with the regulations in force. Participants attending remotely shall be exempt from signing the Share Deposit Book and the Attendance Register of the Shareholders’ Meeting, and the Chairman and a representative of the supervisory body shall certify by their signatures the presence of the shareholders, or their representatives, who participated remotely.
9.5. Shareholders may be represented at meetings by granting a power of attorney in a private instrument with their signature certified by a notary public, judicial authority or bank. Co-owners of shares must unify their representation.
9.6. Meetings shall be chaired by the Chairman of the Board of Directors, or by the Director who at that time holds the chairmanship, or by a Director expressly authorized for such purpose by the Board of Directors.
9.7. The quorum and majorities of meetings shall be governed by the provisions of Articles 243 and 244 of the General Companies Law.
9.9. Each shareholder may attend meetings accompanied by its legal, tax, fiscal, accounting or other advisors, and by a notary public, at its exclusive cost, provided that the attendance of such persons is notified to the Company at least two (2) business days prior to the relevant meeting. Such persons shall have no voice or vote.
ARTICLE TENTH: FISCAL YEARS. DISTRIBUTION OF PROFITS.
The fiscal year shall close on December 31 of each year. As of such date, the financial statements shall be prepared in accordance with the applicable legal, regulatory and technical provisions in force. Realized and liquid profits shall be allocated as follows: (i) (5% (five percent), until reaching 20% (twenty percent) of the subscribed capital, to the legal reserve fund; and (ii) to the remuneration of the Board of Directors and the Supervisory Committee, as applicable. The remaining balance shall be allocated as determined by the Shareholders’ Meeting. Dividends shall be paid in proportion to the respective paid-in capital contributions within the year of their approval.
ARTICLE ELEVENTH: DISSOLUTION AND LIQUIDATION.
Upon the dissolution of the Company due to any of the causes provided for in the General Companies Law, the ensuing liquidation may be carried out by the Board of Directors or by the liquidators appointed by the Shareholders’ Meeting. The liquidation shall be conducted, if possible, under the supervision of the supervisory body. Once liabilities have been settled, any remaining assets shall be distributed among the shareholders in proportion to their shares and to the rights conferred by each of them.
ARTICLE TWELFTH: DISPUTE RESOLUTION.
Until the effective admission of the Company to the public offering regime of the CNV and the effective issuance of shares of the Company placed through public offering in the Argentine Republic and abroad, this Article shall be worded as set forth below.
12.1. Any Dispute, including any matter relating to the validity of these Bylaws, shall be submitted to and finally resolved by arbitration in accordance with the ICC Arbitration Rules. To this end, the Company and all its shareholders irrevocably waive their rights to initiate proceedings before any administrative or judicial court with respect to any matter submitted to arbitration under this clause. The arbitral tribunal shall be composed of three (3) members.

(a) In the event that two parties submit to arbitration, the Claimant shall appoint one arbitrator and the Respondent shall appoint one arbitrator, both within thirty (30) days following a Request for Arbitration (as such term is defined in Article 4 of the ICC Arbitration Rules). If the Claimant or the Respondent fails to appoint the corresponding arbitrator within such period, upon request by either party, the ICC shall appoint such arbitrator within thirty (30) days following receipt of such request. The two (2) arbitrators appointed by the parties in accordance with the foregoing mechanism shall appoint the third arbitrator within thirty (30) days following the appointment of the second arbitrator. If the two arbitrators fail to appoint the third arbitrator within such period, upon request by either party, the ICC shall appoint the third arbitrator within thirty (30) days following receipt of such request. The third arbitrator shall preside over the tribunal.
(b) In the event that more than two parties submit to arbitration, they shall make good faith efforts to group themselves so as to establish a Claimant party and a Respondent party for purposes of appointing arbitrators. The Claimant shall appoint one arbitrator and the Respondent shall appoint one arbitrator, both within thirty (30) days following a Request for Arbitration. The two (2) arbitrators appointed by the parties in accordance with the foregoing mechanism shall appoint the third arbitrator within thirty (30) days following the appointment of the second arbitrator. If the two arbitrators fail to appoint the third arbitrator within such period, upon request by either party, the ICC shall appoint the third arbitrator. The third arbitrator shall preside over the tribunal. If it is not possible for the parties to form groups for the purpose of establishing a Claimant and a Respondent, or if once the Claimant and Respondent have been defined they are unable to agree on the appointment of the corresponding arbitrators in accordance with this clause, then the ICC shall appoint each of the arbitrators composing the tribunal and shall decide which of them shall preside over the tribunal, in accordance with Article 10(2) of the ICC Arbitration Rules.
12.2. The place and seat of the arbitration shall be the City of New York, U.S.A., and the language of the arbitration shall be English.
12.3. All pleadings and submissions shall be filed in the English language, with Spanish translations (if required by any of the parties to the arbitration). Witnesses whose native language is not English may provide oral or written testimony in their native language, accompanied by a translation into English. Documentary evidence may be submitted in its original language, accompanied by a translation into English (if so ordered by the arbitral tribunal).
12.4. Notwithstanding the foregoing, the parties shall be entitled to request interim, preliminary or provisional pre-arbitral measures directly before any court having jurisdiction for such purposes. Any request made by a party pursuant to this clause shall not be deemed a waiver of the obligation to submit the Dispute to arbitration, as set forth in Article 12.1.
12.5. In the event that any party files a Request for Arbitration with respect to a legal relationship for which an Arbitration in Progress exists, any party that is a party to both proceedings may request that the New Dispute be included in the Arbitration in Progress. If such request is made prior to the signing or approval by the ICC of the Terms of Reference (as such term is defined in the ICC Arbitration Rules) in the Arbitration in Progress, in accordance with Article 4(6) of the ICC Arbitration Rules, the ICC shall decide on the inclusion of the New Dispute in the Arbitration in Progress. If such request is made after the approval of the Terms of Reference by the ICC, pursuant to Article 19 of the ICC Arbitration Rules, the arbitral tribunal in the Arbitration in Progress shall decide on the inclusion of the New Dispute therein. Two or more arbitration proceedings may be consolidated in accordance with this clause 12.5 and Articles 4(6) or 19 of the ICC Arbitration Rules, even if the parties to such proceedings are not identical.
12.6. The arbitral award shall be final and binding upon the parties. Arbitral awards may be submitted and enforced before any court of competent jurisdiction.
12.7. All aspects of arbitrations conducted pursuant to this Article shall be confidential and shall not be disclosed by any party to the arbitration to any third party, except as required by law, for insurance-related matters, or as necessary in order to obtain any interim, preliminary or provisional relief.
As from the effective admission of the Company to the public offering regime of the CNV and the effective issuance of shares of the Company placed through public offering in the Argentine Republic and abroad, this Article shall read as set forth below.
ARTICLE TWELFTH: GENERAL PROVISIONS.
Any matter not provided for in these Bylaws shall be resolved in accordance with the provisions of the General Companies Law and, on a subsidiary basis, with the provisions set forth in the agreements entered into among the Company’s shareholders (which shall apply solely to those shareholders who are parties to the relevant agreement), and the legislation and/or regulations in force from time to time.

ARTICLE THIRTEENTH: DEFINITIONS.
Until the effective admission of the Company to the public offering regime of the CNV and the effective issuance of shares of the Company placed through public offering in the Argentine Republic and abroad, this Article shall be worded as set forth below.
(A) Words used with initial capital letters in these By-Laws that are not defined in prior Articles of these By-Laws, except where they appear at the beginning of a sentence or constitute proper names, shall have the meanings assigned to them below:
“AKS Agreement” means the share purchase agreement entered into by and between Fintech, JHB, JPB, DJEC and AKS, dated December 4, 2015.
“Shareholders’ Agreement” means the Amended and Restated Shareholders’ Agreement dated December 4, 2015 entered into by and between the Company and its shareholders as of such date.
“Majority Agreement” means the share purchase agreement entered into by and between Argentum, Prado Largo, Fides and API, dated December 4, 2015.
“Affiliate” means, with respect to any specified individual or legal entity, any other individual or legal entity that directly or indirectly controls, is controlled by, or is under direct or indirect common control with such specified natural person or legal entity, it being provided that, for the purposes of these By-laws, no shareholder shall be deemed to be an Affiliate of another shareholder, of the Company or of its subsidiaries solely by virtue of being a shareholder of the Company. For purposes of this definition:
(a) control, when used with respect to any specified legal person, means the power to direct the management and policies of such legal person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise;
(b) the terms controlling, controlled, and under common control shall have corresponding meanings;
(c) with respect to natural persons, their forced heirs shall be deemed Affiliates of such persons in the event of death; and
(d) Macro Bank Ltd., Banco Macro S.A. and any of the Permitted Investors shall be deemed Affiliates of one another. “Permitted Investors” means Jorge Pablo Brito, Delfín Jorge Ezequiel Carballo, and Banco de Servicios y Transacciones S.A., in its exclusive capacity as trustee of the Fideicomiso en Garantía Herederos JHB, each of which shall be deemed an Affiliate of the others.
“Qualified Affiliate” means, with respect to any shareholder, an Affiliate thereof that (a) is not a shareholder of another class of ordinary shares of the Company, (b) has assumed in writing (i) vis-à-vis the other shareholders the commitments and obligations assumed by the relevant shareholder vis-à-vis the other shareholders under the shareholders’ agreement then in force among all shareholders of the Company, and (ii) has undertaken to re-transfer the shares to the original shareholder (or to a Qualified Affiliate thereof) in the event it ceases to be an Affiliate of such shareholder, and (c) with respect to which such shareholder has guaranteed in writing its obligations under the shareholders’ agreement then in force.
“AKS” means Andreas Keller Sarmiento.
“API” means Alejandro Pedro Ivanissevich.
“Ongoing Arbitration” means an arbitration proceeding that is ongoing under the ICC Arbitration Rules.
“Argentum” means Argentum Investments I LLC.
“Governmental Authorities” means the Comisión Nacional de Defensa de la Competencia, the Ente Nacional Regulador del Gas, or the Secretaría de Comercio Interior (or any authorities that may replace them in the future).
“ICC” means the International Chamber of Commerce.
“Dispute” means any difference, conflict or controversy among the shareholders arising out of, relating to, or in connection with these By-Laws or their interpretation.
“Reserved Matters I”:
(a) approval of any budget exceeding the budget of the prior year by more than 20% (twenty percent);
(b) approval of the incurrence of any type of indebtedness in excess of U$S 20,000,000 or the equivalent in Pesos or other currencies; except (i) if such indebtedness is reasonably necessary to avoid a default by the Company under any of the agreements to which it is a party; or (ii) if such indebtedness is required or requested by any Governmental Authority;

(c) approval of the granting of liens on, or the transfer of, assets with a market value exceeding U$S 10,000,000 or the equivalent in Pesos or other currencies;
(d) acquisition of assets or investments in third parties with a market value exceeding U$S 10,000,000 or the equivalent in Pesos or other currencies;
(e) issuance of shares or securities convertible into shares (except in the case of a Qualified Initial Public Offering).
“Reserved Matters II”:
(a) appointment of the Chief Executive Officer (CEO);
(b) amendment of the Company’s By-Laws;
(c) execution and/or material amendment of agreements or contracts between the Company and (i) a shareholder of the Company or its Affiliates; (ii) Directors or officers of any shareholder of the Company or of Affiliates of such shareholders; (iii) any officer, Regular Director or Alternate Director of the Company; (iv) any Person directly or indirectly controlled by and/or under common control with, and/or related to any of the Persons referred to in items “(i)”, “(ii)” or “(iii)” above;
(d) any material limitation or suspension of the preemptive subscription rights that must be granted by law to shareholders in the event of the issuance of shares by the Company or the issuance of debt securities convertible into shares of the Company;
(e) any capital contribution to the Company by any Person and/or the granting by the Company of any option to subscribe for shares of the Company or otherwise acquire equity interests and/or shares of the Company, except (i) in the context of a Qualified Initial Public Offering; or (ii) if required or requested by a governmental authority;
(f) granting of loans to any Person, except to a Subsidiary of the Company;
(g) filing for preventive reorganization (concurso preventivo), bankruptcy, or similar proceedings of the Company and/or the initiation of any out-of-court reorganization proceeding (including, without limitation, any out-of-court preventive agreement);
(h) spin-off, merger, transformation, dissolution or liquidation of the Company;
(i) capital reduction or amortization of any of the Company’s shares or repayment of capital on such shares, except if carried out pro rata among all shareholders;
(j) sale of substantially all of the Company’s assets, whether in a single transaction or in separate transactions through one or more related operations.
“DJEC” means Delfin Ezequiel Jorge Carballo.
“Fides” means Fides Group S.A.
“Fintech” means Fintech Energy LLC.
“Lien” means any attachment, mortgage, pledge, usufruct, injunction, restriction, option or other real or personal right of any kind, or any other limitation or restriction, whether temporary or permanent, on full ownership, transfer and/or availability of an asset.
“JHB” means Jorge Horacio Brito.
“JPB” means Jorge Pablo Brito.
“General Companies Law” means Law No. 19,550, as amended, and its implementing regulations.
“New Dispute” means any Dispute included in a Request for Arbitration.
“Initial Public Offering” means an initial public offering of ordinary shares of the Company carried out or registered in accordance with applicable regulations in Argentina, the United States of America, the United Kingdom, or any other internationally recognized securities market designated by the Board of Directors.
“Qualified Initial Public Offering” means an Initial Public Offering carried out on or after December 4, 2016.
“Pro Rata Portion” means:
(a) with respect to any Notified Class Shareholder, a percentage of ordinary shares equal to the number of ordinary shares owned by such Notified Class Shareholder divided by the number of ordinary shares owned by all Notified Class Shareholders;

(b) with respect to any Notified Other Class Shareholder, a percentage of ordinary shares equal to the number of ordinary shares owned by such Notified Other Class Shareholder divided by the number of ordinary shares owned by all Notified Other Class Shareholders;
(c) with respect to any Regulatory Purchaser Notified Shareholder, a percentage of ordinary shares equal to the number of ordinary shares owned by such Regulatory Purchaser Notified Shareholder divided by the number of ordinary shares owned by all Regulatory Purchaser Notified Shareholders.
“Prado Largo” means Prado Largo S.A., a company incorporated under the laws of Uruguay, registered with the Public Registry of Commerce of Uruguay on September 8, 2008, under number 15217.
“Specified Pledge” means (A) the pledge over a certain number of Class A shares (1) owned by Argentum to secure its obligations under the Majority Agreement and related documents, pursuant to a pledge agreement dated December 4, 2015 entered into by and between Argentum, Fides and API; and (2) owned by Prado Largo to secure its obligations under the Majority Agreement and related documents, pursuant to (a) a pledge agreement dated December 4, 2015 entered into by and between Prado Largo, Fides and API; and (b) a pledge agreement dated December 4, 2015 entered into by and between Prado Largo and Fides; and (B) the pledge over a certain number of Class B shares owned by Fintech, JHB, JPB and DJEC to secure their obligations under the AKS Agreement and related documents, pursuant to (1) a pledge agreement dated December 4, 2015 entered into by and between Fintech and AKS, (2) a pledge agreement dated December 4, 2015 entered into by and between JHB and AKS, (3) a pledge agreement dated December 4, 2015 entered into by and between JPB and AKS, and (4) a pledge agreement dated December 4, 2015 entered into by and between DJEC and AKS.
“Permitted Pledge” means any Lien created over any shares, provided that the agreement or instrument pursuant to which such Lien is created establishes that (i) such Lien, and any Transfer of shares resulting from the enforcement thereof, shall be subject to the rights of first refusal and tag-along rights set forth in Article Sixth; and (ii) under no circumstances shall the pledgee be entitled to exercise the voting rights of the pledged shares prior to such Transfer.
“ICC Arbitration Rules” means the arbitration rules of the International Chamber of Commerce in force at the time a Dispute arises, as amended herein or as otherwise agreed in writing by the shareholders.
“Respondent” means the other party against whom the Claimant requests arbitration pursuant to Article 12.
“Claimant” means the party requesting arbitration pursuant to Article 12 of these By-Laws.
“Company” means GENNEIA S.A.
“Qualified Swap” means any Transfer of Company Shares pursuant to a total return swap, “repo” transaction or other similar transaction in which the shareholder retains the power to vote over such shares; provided that the counterparty to such swap, “repo” or similar transaction expressly agrees in writing that (i) such transaction, and any Transfer of the shares of the Company after its consummation, including in the event of enforcement of the shares under such transaction, shall be subject to the Transfer restrictions and procedures set forth in Article Sixth; and (ii) such counterparty shall in no event exercise the voting rights of the shares in question.
“Transfer” means (i) any transfer, sale, assignment, usufruct, exchange, or any other voluntary or involuntary act of disposition, for consideration or gratuitously, of shares of the Company (or of rights conferred thereby, including without limitation voting rights and preemptive subscription and accretion rights), including without limitation any transfer, sale, assignment, usufruct, exchange, or any other voluntary or involuntary act of disposition, for consideration or gratuitously, of or over a company or legal person that directly or indirectly holds any right over any Ordinary Share; (ii) any granting, creation or disposition, directly or indirectly, voluntarily or involuntarily, for consideration or gratuitously, of any economic or voting right or any other right, directly or indirectly, over shares of the Company (including, without limitation, derivatives, options or other instruments); (iii) the voluntary or involuntary creation of Liens over shares of the Company; and/or (iv) agreeing, conditionally or unconditionally, to carry out any of the acts referred to in items “(i)”, “(ii)” or “(iii)” above.
“U$S” means United States Dollars.
(B) The terms defined herein include both the singular and the plural, and any defined noun includes the corresponding verb.
As from the effective admission of the Company to the public offering regime of the CNV and the effective issuance of shares of the Company placed through public offering in the Argentine Republic and abroad, this Article shall read as set forth below.
“Affiliate”, with respect to any specified individual or legal entity, means any other individual or legal entity that (i) directly or indirectly controls, is controlled by, is under common control with such specified individual or legal entity, or has the same director, general partner or manager as such specified individual or legal entity; (ii) any director, officer, employee, agent, general partner or manager of such specified individual or legal entity (if it is a legal entity); (iii) with respect to any specified legal entity controlled by a fund: (A) any person that is under the control of a fund managed by the same person that manages such fund or that has the same director, general partner or manager as such fund, (B) transfers of interests or beneficial ownership of such fund, and (C) any distribution of interests to any investor or limited partner of such fund in connection with the liquidation or reorganization of such fund; (iv) in the case of a specified person that is an individual: (A) the spouse, any Immediate Family Member and the heirs of such individual upon his or her death pursuant to applicable laws, (B) any trust or similar arrangement established for the benefit of such person or of any specified individual mentioned in the preceding clause (A), and (C) any legal entity that is, directly or indirectly, controlled by such individual or any specified individual or legal entity mentioned in the preceding clause (A); it being provided that, for the purposes of these By-laws, (x) no shareholder shall be considered an Affiliate of another shareholder, of the Company or of its subsidiaries solely by virtue of being a shareholder of the Company. For the purposes of this definition, “Immediate Family Member” refers to any child, stepchild, grandchild, parent, stepparent, grandparent, or brother or sister of such person. For the purposes of this definition of “Affiliate”, Macro Bank Limited, Banco Macro S.A., Jorge Pablo Brito, Delfín Jorge Ezequiel Carballo and Banco de Servicios y Transacciones S.A., in its exclusive capacity as trustee of the Fideicomiso en Garantía Herederos JHB, shall each be considered an Affiliate of the others.
For purposes of this definition:
(a) control, when used with respect to any specified legal person, means the power to direct the management and policies of such legal person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise;
(b) the terms controlling, controlled and under common control shall have corresponding meanings.
“Qualified Affiliate” means, with respect to any shareholder, an Affiliate thereof that (a) is not a shareholder of another class of ordinary shares of the Company, (b) has assumed in writing (i) vis-à-vis the other shareholders the commitments and obligations assumed by the relevant shareholder vis-à-vis the other shareholders under the shareholders’ agreement then in force among all shareholders of the Company, and (ii) has undertaken to re-transfer the shares to the original shareholder (or to a Qualified Affiliate thereof) in the event it ceases to be an Affiliate of such shareholder, and (c) with respect to which such shareholder has guaranteed in writing its obligations under the shareholders’ agreement then in force.